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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement")is entered into by and between Provident Senior Living Trust ("Provident"), a Maryland real estate investment trust, and William Ciorletti ("the Executive") and shall only become effective upon the effective date (the "Effective Date") of the first issuance of securities in a private offering under rule 144A, expected to be completed on or about May 31, 2004 (the "Private Offering") of common shares of beneficial ownership in Provident ("Common Shares").

         1. Employment. Provident hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, subject to earlier termination of in accordance with the terms of this Agreement (the "Employment Period"). The Employment shall be automatically renewed for a one-year period on the third anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, unless either party has notified the other in writing at least three months prior to the expiration of the then Employment Period that it does not want the Employment Period to so renew. Unless prevented by sickness or disability, the Executive shall use his best and most diligent efforts to promote the interests of Provident and its affiliates and shall devote his full business time and attention to his employment under this Agreement. The Executive will not, without the prior written approval of Provident's Board of Trustees, engage in any other business activity that would interfere with the performance of his duties, services and responsibilities hereunder or that is in violation of policies established by Provident. Notwithstanding anything to the contrary herein, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs.

         2. Title. At all times during the Employment Period, the Executive's title shall be Senior Vice President and Chief Financial Officer of Provident. The Executive shall have the powers, responsibilities and authorities of Senior Vice President and Chief Financial Officer, as established by custom and practice or as otherwise determined by the Chief Executive Officer and President, provided that such duties shall be consistent with the duties and responsibilities customarily performed by persons in a similar executive capacity. The Executive shall report solely and exclusively to the Chief Executive Officer and President.

         3. Compensation. As compensation for the Executive's services under this Agreement, Provident shall pay the Executive a base salary at the rate of $225,000 per year, payable in equal installments in accordance with Provident's practice. Beginning in the first quarter of 2005, the Executive's base salary then in effect and other components of his compensation shall be reviewed and, if appropriate, revised by Provident's Board of Trustees (the "Board of Trustees") no less frequently than annually, provided that the Executive's annual base salary shall not be less than $225,000 during the Employment Period. The Executive shall not participate in such compensation review or revision.

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         4. Annual Incentive. The Executive shall be eligible to participate in
Provident's annual incentive bonus plan in accordance with its terms and conditions as determined by the Board or a committee thereof from time to time. During the Employment Period, the target amount of such bonus shall be 100% of the Executive's base salary in effect immediately prior to when such bonus is determined to be due (the "Target Bonus"). The Executive shall be entitled to the Target Bonus each year during the Employment Period upon achievement of reasonable performance goals established by the Board or a committee thereof. The actual amount of the annual bonus shall be determined by the Board of Trustees (or a committee thereof) and may be greater or lesser than the Target Bonus for such year. In making such determination, the Board of Trustees or such committee will consult with the Chief Executive Officer and President and will consider, among other criteria, the Executive's performance, Provident's overall economic performance and Provident's performance relative to its industry peers. For award year 2004, the Executive shall be eligible for a bonus payable in February 2005 or as soon thereafter as practicable.

         5. Long-Term Incentives. The Executive shall be eligible to receive annual awards under Provident's Long Term Incentive Plan and under any additional, replacement or successor long-term incentive compensation plans, programs or arrangements applicable to senior-level executives ("Equity Awards"). The form, amount and grant date of any Equity Awards shall be determined by the Board of Trustees (or a committee thereof). The Executive shall not participate in such determination.

         6. OP Award. Upon the Effective Date, the Executive also shall receive an award of a partnership interest in PSLT OP, L.P., Provident's operating partnership ("Provident OP"). The terms and conditions of such award shall be as described in Attachment "A" annexed hereto.

         7. Participation in Other Benefit Plans. As an employee of Provident, the Executive shall be eligible to participate in Provident's employee benefit plans for its salaried employees on a basis comparable to Provident's other most senior executives, including but not limited to its medical, dental, disability, life insurance, retirement and savings plans, subject to any contribution requirements applicable to participants of such plans and programs.

         8. Other Benefits.

                  (a) During the Employment Period, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement. Provident shall reimburse him for all such reasonable business expenses subject to and in accordance with the terms and conditions of Provident's policies applicable to senior executives.

                  (b) Provident shall defend, indemnify and hold harmless the Executive in the same amount and to the same extent as its other senior officers and trustees for any action or inaction of the Executive while serving as an officer, trustee or director of Provident or any of its affiliates or, at Provident's request, as an officer or director of any other entity or as a fiduciary of any benefit plan. Provident shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after termination of employment in the

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same amount and to the same extent as Provident covers its other senior officers, directors and trustees.

                  (c) During the Employment Period, the Executive shall be entitled to take four weeks of paid vacation during each calendar year, subject to and in accordance with the terms and conditions of Provident's vacation policies applicable to senior executives. Executive recognizes his responsibilities to Provident and its Affiliates and will take those responsibilities into account when scheduling and taking vacations.

                  (d) During the Employment Period, Provident shall pay for all of the Executive's professional dues and licenses in all states in which he is licensed as a certified public accountant, and shall reimburse the Executive for all reasonable costs incurred in his complying with any continuing education requirements required to maintain his license(s), provided that all such items are reasonably necessary for the Executive to fulfill his duties to Provident.

         9. Full Settlement. Provident's obligation to make the payments or grant the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Provident may have against the Executive or others, except as otherwise provided in this Agreement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable or benefits granted to the Executive under any of the provisions of this Agreement and such amounts or benefits shall not be reduced because the Executive obtains other employment, except as otherwise provided in this Agreement, except that any continued healthcare benefits provided for in subparagraphs 10(b) and 10(c) shall be secondary to any coverage provided to the Executive and his spouse and eligible dependents by any such other employment.

         10.      Termination.

                  (a) By Provident for Cause. Upon written Notice to the Executive specifying the basis for such action, Provident may discharge the Executive and terminate this Agreement for Cause. As used in this paragraph, "Cause" shall exist only if, after reasonable investigation, a majority of the Board of Trustees (excluding the Executive), after providing the Executive (and his counsel, if he so chooses) a reasonable opportunity to be heard, finds that one or more of the following conditions exists: (i) an act or acts of personal dishonesty or misrepresentation made by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of Provident;
(ii) demonstrably willful and deliberate violations by the Executive of the Executive's obligations under this Agreement; (iii) the Executive's gross neglect (other than any such failure resulting from incapacity due to physical or mental illness) or gross misconduct in carrying out his duties resulting, in either case, in material economic harm to Provident; (iv) the final, non-appealable conviction by a court of law of, or plea of nolo contendere by, the Executive of a felony. As used in the paragraph "Notice" shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon. A Notice shall be provided to the Executive within ninety
(90) days of Provident having actual knowledge of the

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occurrence of any events that constitute Cause hereunder. Upon Provident's termination of this Agreement for Cause, (i) the Executive shall forfeit any remaining equity awards granted under paragraphs 5 and 6 hereof (whether or not vested) that have not yet been paid, been exercised or become unrestricted (as applicable) as of the date of such termination; (ii) Provident shall have no obligation to provide severance or separation pay to the Executive; and (iii) Provident shall be relieved, as of the effective date of the termination, from any further salary or compensation payments to the Executive other than the payment of accrued or vested benefits. For purposes of the foregoing sentence, the annual bonus described in paragraph 4, and equity and incentive awards described in paragraphs 5 and 6, shall not be deemed accrued or vested benefits.

         (b) By Provident without Cause or by Reason of Disability or by the Executive for Good Reason. Upon written notice to the Executive, Provident may discharge the Executive and terminate this Agreement without Cause at any time during the Employment Period. Upon written notice to the Executive specifying the basis for such action, Provident may discharge the Executive and terminate this Agreement at any time during the Employment Period by reason of Disability which, for purposes of this Agreement, means the failure of the Executive to carry out substantially and effectively Executive's duties and responsibilities hereunder for a period in excess of three consecutive months or six months in any 12-month consecutive period. Upon written notice to Provident, the Executive may voluntarily terminate his employment at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean one or more of the following events: (i) any material adverse change in the Executive's titles, powers, responsibilities, authorities or reporting relationships, (ii) any material breach by Provident of any material provision of this Agreement, or
(iii) the relocation of the Executive's principal place of performance more than 20 miles from New York, New York, or Princeton, New Jersey, in each case which occurs without the Executive's prior written consent and which is not fully corrected within 30 days of written notice to the Board of Trustees. Upon termination of this Agreement during the Employment Period either by Provident without Cause or by reason of Disability, or by the Executive for Good Reason, Provident, shall be relieved of any further salary or compensation payments to the Executive other than the payment of accrued or vested benefits. Notwithstanding the preceding sentence, in return for a general release and waiver of claims, the Executive shall also be entitled to receive a severance payment (subject to appropriate payroll and tax withholding and deductions) equal in amount to one and one-half (1.5) times the sum (one times the sum in the case of termination by reason of Disability) of the Executive's then current annual base pay plus the last annual bonus he received from Provident prior to such termination (annualized if not for a full year), and payment for 12 months by Provident of the premium cost of COBRA continuation coverage for him and any spouse and dependents who are eligible for COBRA continuation coverage. Equity and equity-based incentives shall be governed by their terms. The foregoing benefits shall be in lieu of any other severance payment or arrangement under any Provident plan, policy or practice, and the severance portion of such benefits shall be paid in eighteen (18) equal monthly installments (12 equal monthly installments in the case of termination by reason of Disability) beginning on the last day of the month following the month in which the Executive's employment with Provident terminated; provided, however, that upon the Executive's post-employment substantial or material breach of any of his obligations set forth in paragraph 11 below, or upon Provident's learning after the termination of the Executive's employment that the Executive either breached any such obligation during the Employment Period, or engaged in conduct during the

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Employment Period that would have warranted the termination of this Agreement for Cause under paragraph 10(a) hereof, Provident shall be relieved of the obligation to make any, or any further, severance or COBRA payment or payments under this subparagraph 10(b).

                  (c) By Provident without Cause or by the Executive for Good Reason Following a Change in Control. If within two years of a "Change in Control" as defined in Attachment "B" annexed hereto, the Executive's employment with Provident (for purposes of this Section the term "Provident " shall include Provident's successor) is terminated by Provident without Cause or by the Executive for Good Reason, Provident shall be relieved of any further salary or compensation payments to the Executive other than the payment of accrued or vested benefits. Notwithstanding the preceding sentence, in return for a general release and waiver of claims, the Executive shall be entitled to receive (i) a lump sum severance payment (subject to appropriate payroll and tax withholding and deductions) equal in amount to two times the sum of the Executive's current annual base pay plus the last annual bonus he received from Provident prior to such termination (annualized if not for a full year), and payment for 12 months by Provident of the premium cost of COBRA continuation coverage for him and any spouse and dependents who are eligible for COBRA continuation coverage, and (ii) any remaining equity awards granted under paragraph 5 or 6 hereof that have not yet become vested, exercisable or unrestricted (as applicable) as of the date of such termination shall become vested, exercisable or unrestricted (as applicable). The foregoing severance benefits shall be in lieu of any other severance payment or arrangement under any Provident Trust plan, policy or practice. If it shall be determined that any payment or benefit provided to the Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Executive shall receive a "Tax Gross-Up Payment." A Tax Gross-Up Payment means an amount payable to the Executive such that, after payment of any excise tax and any income taxes on such gross-up amount, there remains a balance sufficient to pay the excise tax being reimbursed.

                  (d) Continuing Obligations. The termination of this Agreement shall not affect any of the Executive's post-employment obligations that may arise under paragraph 11 below.

         11. Noncompete, Nonsolicitation, Developments, Nondisparagement and Confidentiality. In consideration for the compensation and benefits provided pursuant to this Agreement, the Executive agrees:

                  (a) While the Executive is an employee of Provident and for a period of eighteen months after his employment by Provident terminates, the Executive will not (as an individual, principal, agent, employee, consultant or otherwise) for any reason without Provident's prior written consent, directly or indirectly in any territory in which Provident and/or any of its affiliates does business and/or markets its products and services, engage in activities competitive with, nor render services to any firm or business engaged or about to become engaged in competition with, the business of Provident, which includes, but is not limited to, the ownership, operation, management, leasing or financing of independent senior living, assisted senior living or skilled nursing facilities located in the United States and any other business in which Provident and/or any of its affiliates is then engaged (hereinafter collectively, the "Business of

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Provident"). In addition, the Executive agrees not to have an equity interest in any such firm or business other than as a less than 5% shareholder of a public corporation.

                  (b) During the Executive's employment with Provident and for a period of two years following the termination of his employment with Provident, he will not, directly or indirectly, (i) solicit or contact any customer or targeted potential customer of Provident and/or any of its affiliates for the purpose of offering products or services that, directly or indirectly, compete or interfere with the Business of Provident and/or its any of its affiliates,
(ii) induce or attempt to induce, any employees, agents or other consultants of Provident and/or its any of its affiliates to do anything from which the Executive is restricted by reason of this Agreement, (iii) offer or aid others to offer employment to any employees, agents, or other consultants of Provident and/or its any of its affiliates, or (iv) provide services to any customer or otherwise interfere with or disrupt any contractual or potential contractual relationship between any customer and Provident and/or any of its affiliates.

                  (c) The Executive and Provident agree that, during the Employment Period and following the termination of the Employment Period, neither party will disparage the other, including Provident's affiliates, products, customers, clients, officers, employees, former employees, representatives or agents in any way whatsoever.

                  (d) All data, concepts, ideas, designs, findings, discoveries, inventions, improvements, advances, methods, formulas, plans, programs (computer or otherwise), practices, techniques, developments and relationships with customers and prospective customers relating in any way to the present and/or contemplated products, services, or business of Provident (collectively "Developments") that the Executive may conceive, make, invent or suggest during or as a result of his employment by Provident, whether acting alone or in conjunction with others, shall be the sole and absolute property of Provident free of any rights of any kind on the part of the Executive. The Executive shall promptly make full disclosure of all Developments to Provident. The Executive agrees to do all acts and things (including, among others, the execution and delivery of patent and copyright applications and instruments of assignment) deemed by Provident to be necessary or desirable at any time in order to effect the full assignment to Provident of his rights, if any, to such Developments.

                  (e) The Executive recognizes that, in connection with his employment by Provident, he may learn of, and/or it may be desirable or necessary for Provident to disclose to him confidential information ("Confidential Information"). The Executive understands that Confidential Information is valuable and propriety to Provident (or to third parties that have entrusted the Confidential Information to Provident). The Executive agrees that, except as required by his employment with Provident, he will not at any time, directly or indirectly, use, publish, communicate, describe, disseminate, or otherwise disclose Confidential Information to any person or entity without the express prior written consent of Provident. The term Confidential Information shall include, but shall not be limited to: (i) customer lists, property lists, lists of potential customers or properties and details of agreements with customers or regarding properties; (ii) acquisition, expansion, marketing, financial and other business information and plans of Provident;
(iii) research and development; (iv) data compiled by Provident; (v) computer programs; (vi) sources of supply; (vii) identity of specialized consultants

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and contractors and Confidential Information developed by them for Provident;
(viii) purchasing, operating and other cost data; (ix) special customer needs, cost and pricing data; (x) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans); and (xi) patient records and data, including all such information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by Provident as Confidential Information, as well as such information that is the subject of meetings and discussions and not recorded. Confidential Information shall not include such information that is generally available to the public (other than as a result of a disclosure by the Executive) or that is disclosed to the Executive by a third party under no obligation to keep such information confidential.

                  (e) Upon the termination of the Executive's employment with Provident or upon Provident's request, whichever is sooner, the Executive shall immediately deliver to Provident all plans, designs, listings, manuals, records, notebooks, and similar repositories of or containing Confidential Information or other documents and data relating to Provident's products, services, or business then in the Executive's possession or control or available from other persons receiving such documents from the Executive, whether prepared by the Executive or others. The Executive shall not retain any copies or abstracts of any such documents. Upon the termination of the Executive's employment with Provident, the Executive shall immediately deliver to Provident all Provident property in his possession or control including, but not limited to, computer(s) and office equipment.

                  (f) Any substantial or material breach by the Executive of any of the post-employment obligations set forth in this paragraph 11 shall terminate any further post-employment obligations that Provident may have relative to providing post-employment compensation or benefits to the Executive and shall result in the immediate expiration of any outstanding options, rights and other awards, vested or unvested.

         12. Applicable Law. Any question as to the scope, interpretation and effect of this Agreement will be resolved under the substantive and procedural laws of the State of New York and the United States.

         13. Enforceability. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of the Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and effect and shall continue to be enforceable to the fullest and greatest extent permitted by law.

         14. No Representations. The Executive agrees that no promises, other than the promises in this Agreement, have been made to him by or on behalf of Provident. He agrees that in executing this Agreement he is not relying upon any statement or representation, other than those set forth herein, made by or on behalf of Provident concerning his employment by Provident.

         15. Successors.

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                  (a) This Agreement is personal to the Executive and without the prior written consent of Provident shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon Provident and its successors and assigns.

                  (c) Provident shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Provident to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Provident would be required to perform it if no such succession had taken place.

         16. Contingencies. This Agreement is contingent upon the successful (i.e., satisfactory to Provident) completion of both a pre-employment drug screen and a background check of the Executive prior to the Effective Date.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

                                    PROVIDENT SENIOR LIVING TRUST

                                    By: /s/ Darryl W. Copeland, Jr.
                                        --------------------------------

                                    EXECUTIVE

                                        /s/ William Ciorletti
                                    ------------------------------------
                                    William Ciorletti

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                                  ATTACHMENT A

                       SUMMARY OF PROVIDENT OP GRANT TERMS

                          Number of LTIP Units: 86,250
                         Purchase Price Per Unit: $0.25

 Vesting: 1/3 of Units upon each of first three anniversaries of the Effective
  Date, provided that the Executive remains in continuous service through such anniversary

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                                  ATTACHMENT B

         A "Change in Control" shall mean the occurrence during the Employment Period, but after the completion of the Private Offering, of any one of the following events:

         (a) An acquisition (other than directly from Provident) of any Common Shares or other voting securities of Provident by any "Person" (for purposes of this Section only, as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (i) the then outstanding Common Shares or (ii) the combined voting power of Provident's then outstanding voting securities entitled to vote for the election of trustees or directors (the "Voting Securities"); provided, however, in determining whether a Change in Control has occurred, Common Shares or Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Provident or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Provident (for purposes of this definition, a "Related Entity"), (ii) Provident or any Related Entity, or
(iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined); or

         (b) The individuals who, on the Effective Date, are members of the Board of Trustees of Provident (the "Incumbent Board"), (i) cease for any reason to constitute at least a majority of the members of the Board of Trustees of Provident, or (ii) following a Merger (as hereinafter defined), do not constitute at least a majority of the Board of Trustees of (x) the Surviving Corporation (as hereinafter defined), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation (as hereinafter defined); provided, however, that if the election, or nomination for election by Provident's common shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Trustees of Provident (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

         (c) The consummation of:

                  (i) A merger, consolidation or reorganization with or into Provident or a direct or indirect subsidiary of Provident or in which securities of Provident are issued (a "Merger"), unless the Merger is a "Non-Control Transaction." A "Non-Control Transaction" shall mean:

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                           (A) the shareholders of Provident immediately before
such Merger own directly or indirectly immediately following the Merger at least fifty percent (50%) of the outstanding common shares and the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the "Surviving Corporation"), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another corporation (a "Parent Corporation"), or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation;

                           (B) the individuals who were members of the Incumbent
Board immediately prior to the execution of the agreement providing for the Merger, constitute at least a majority of the members of the Board of Trustees of, (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation; and

                           (C) no Person other than (1) Provident or another
corporation that is a party to the agreement of Merger, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by Provident or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Common Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the outstanding voting securities or common shares of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation.

                  (ii) A complete liquidation or dissolution of Provident; or

                  (iii) The sale or other disposition of all or substantially all of the assets of Provident and its subsidiaries taken as a whole to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to Provident's shareholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Shares or Voting Securities as a result of the acquisition of Common Shares or Voting Securities by Provident which, by reducing the number of Common Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Shares or Voting Securities by Provident, and after such share acquisition by Provident, the Subject Person becomes the Beneficial Owner of any additional Common Shares or Voting Securities which

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increases the percentage of the then outstanding Common Shares or Voting
Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, the Executive agrees in writing that such event shall not constitute a Change in Control.

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